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[LOGO]          America Service Group Inc.

                                  NEWS RELEASE

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FOR RELEASE:               August 31, 1998
                           7:30 a.m. CDT

Contact:                   Scott L. Mercy                     Michael Catalano         Bruce A. Teal
                           Chairman of the Board              President & CEO          SVP & CFO
                           (615) 376-1314                     (615) 376-1319           (615) 376-1361
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                           AMERICA SERVICE GROUP INC.
                 ANNOUNCES REALIGNMENT OF EXECUTIVE MANAGEMENT

NASHVILLE, TN (August 31, 1998) - America Service Group Inc. (NASDAQ: ASGR) today announced the realignment of executive management to position the Company for future growth.

Michael Catalano, formerly Executive Vice President of Development, General Counsel and Secretary, has been promoted to President and Chief Executive Officer of the Company and elected to the Board of Directors. Scott L. Mercy, formerly President and Chief Executive Officer, has been elected Chairman of the Board. William D. Eberle, formerly Chairman of the Board, will continue in the role of Chairman of the Executive Committee of the Board.

"Bill Eberle's leadership created the corporate environment for change," said Michael Catalano. "Scott Mercy has been the catalyst for reinventing the Company and attracting new management talent over the last two years. We will continue to benefit from their guidance as the Company realizes new opportunities in this expanding industry."

Jean L. Byassee, formerly General Counsel of Prison Health Services, Inc. (PHS), the Company's operating subsidiary, has been promoted to Senior Vice President, General Counsel and Secretary of the Company.



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Commenting on his new role as non-executive Chairman, Mr. Mercy stated, "This is the natural evolution of our plans for the Company's long-term growth and achievement. The addition of Jerry Boyle as the Company's EVP of Operations and President & CEO of PHS brought a new depth of industry experience and enhanced energy to our management team. More recently, the addition of Larry Pomeroy (Marketing/Business Development), combined with Bruce Teal (Finance) and Scott Hoffman (Human Resources/Administration), completed an exceptional group to move the Company forward."

America Service Group Inc. is a leading national provider of correctional healthcare services in the United States. America Service Group contracts with state, county and local government agencies to provide a wide range of on-site healthcare programs as well as off-site hospitalization and specialty outpatient care. The Company employs over 1,500 medical, professional and support staff nationally.



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